EXHIBIT 3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-8 of our report dated July 29, 2011 with respect to the audited balance sheet of Mass Megawatts Wind Power as of April 30, 2011 and 2010, and the related statement of expenses, cash flows and stockholders’ equity for each of the years then ended.

/s/ MaloneBailey, LLP
www.malone−bailey.com
Houston, Texas

February 17, 2012